Exhibit 10.2

LEASE AND OPERATING AGREEMENT
(Phillipsburg UAN Terminal)

THIS LEASE AND OPERATING AGREEMENT (this “Agreement”) is made effective as of the 4th day of May, 2012, by and between Coffeyville Resources Terminal, LLC, a Delaware limited liability company (“CRT”), and Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company, (“CRNF”) (CRT and CRNF are each referred to as a “Party” and collectively as the “Parties”).

CRT and CRNF hereby agree as follows:

1.                                      Premises.  Subject to the covenants and conditions of this Agreement, CRT leases to CRNF, and CRNF leases from CRT, the premises located in Phillips County, Kansas and described on Exhibit A attached hereto, including all improvements located thereon (the “Premises”).  Following the execution of the Agreement, the Parties will undertake efforts to obtain a legal description of the Premises, and once obtained, the term “Premises” will be deemed amended to correspond to such legal description.

2.                                      Use of Premises; Construction and Operation of Terminal.

(a)                                 The Premises may be used for the construction, operation and maintenance of a terminal and storage facility for UAN, an aqueous solution of urea and ammonium nitrate used for fertilizer, including truck and rail loading and unloading facilities, including any future expansion of the same (collectively, the “UAN Terminal”).  CRNF also has the right to reasonable non-exclusive use of the parking areas, driveways, sidewalks and approaches adjoining or otherwise serving the Premises that are owned or leased by CRT, for the purpose of ingress and egress in connection with CRNF’s use of the Premises; provided that all such uses will be subject to such reasonable requirements, restrictions, and rules as CRT may designate from time to time for purposes of coordination of CRNF’s use with use by CRT and its employees, agents, contractors, and other invitees, or for purposes of safety, security, preservation of property, or compliance with laws or insurance requirements, as CRT may reasonably determine from time to time.  By executing this Agreement, the Parties hereby acknowledge mutual agreement with respect to the initial plans and design of the initial UAN Terminal.

(b)                                 CRNF will develop, build and construct the UAN Terminal on the Premises.  CRNF will be responsible for all costs and expenses associated with the development, building and construction of the UAN Terminal, including, but not limited to, costs and expenses of engineering work, construction and labor, and all materials and supplies.  CRNF will at all times retain ownership of the UAN Terminal, except for the existing rail spur used for unloading railcars and the maintenance shop located on the Premises, which has been redesigned for use as a truck loading and office facility (such rail spur and shop, together the “Existing Improvements”), each of which is depicted on Exhibit B.  Except for damage resulting from fire or other insured casualty and ordinary wear and tear, during the Term CRNF will at CRNF’s sole cost and expense keep the Premises, including the Existing Improvements, in good order, repair and condition.

(c)                                  During the Term, commencing on the completion of construction of the UAN Terminal, CRT will provide, or will cause its affiliates to provide, a sufficient number of qualified personnel necessary to perform the following services associated with the UAN Terminal (the “Services”):

(i)                                     supervision of day-to-day operations;

(ii)                                  day-to-day maintenance associated with the storage facility, rail and truck loading and unloading facilities and associated office facilities; and

(iii)                               unload railcars.

In addition to the Services, following the commencement of operations at the UAN Terminal, CRT will supervise and provide oversight over any future expansion or capital expenditures executed on the Premises (“Capital Oversight”).

3.                                      Term.  The initial term of this Agreement (the “Initial Term”) is 20 years, commencing effective as of the date hereof (the “Commencement Date”), and ending on the twentieth anniversary of the Commencement Date, provided that CRNF may terminate this Agreement during the Initial Term by providing CRT with at least 180 days prior written notice.  Following the Initial Term, this Agreement will automatically renew for successive five-year terms (each a “Renewal Term”, and together with the Initial Term, the “Term”), provided that CRNF may terminate this Agreement during any Renewal Term by providing CRT with at least 180 days prior written notice.  Each Renewal Term will be upon the same terms and conditions as stated in this Agreement.

4.                                      Fees.  In consideration for the lease of the Premises, the performance of the Services and any other obligations (other than Capital Oversight) undertaken by CRT pursuant to this Agreement, CRNF will pay CRT the following fees (“Fees”):

(a)                                 rent in the amount of $1.00 per year, payable in advance, commencing on the date hereof and thereafter on each anniversary of the Commencement Date; and

(b)                                 a throughput charge equal to (i) $4.00 per short ton of UAN placed into the UAN Terminal, as measured by the bills of lading for railcars unloaded at the UAN Terminal, and (ii) $4.00 per short ton of UAN removed from the UAN Terminal, as measured by the meters at the truck loading facility, in each case (pursuant to subsections (i) and (ii)) payable monthly within 30 days following receipt of an invoice submitted by CRT to CRNF and providing the total volume of UAN placed into or removed from the UAN Terminal for the preceding month along with the supporting documentation as CRNF may reasonably request.  Notwithstanding the foregoing, the throughput charge for UAN placed into, and removed from, the UAN Terminal will increase effective as of the sixth anniversary of the Commencement Date, and on each anniversary date thereafter during the remainder of the Term, to reflect any percentage increase in the Consumer Price Index for All Urban Consumers, U.S. City Average, All Items (1982-84 = 100) as published by the United States Department of Labor, Bureau of Labor Statistics (the “CPI”), as reflected by any percentage increase between the CPI as most recently published prior to the Commencement Date (the “Commencement Date CPI”) and the CPI as most recently published prior to the effective date of any such increase in throughput charge (the “Current CPI”).  In the event of such increase, the throughput charge will be increased by an amount equal to the product obtained by multiplying the original throughput charge by a fraction, the numerator of which will be the Current CPI and the denominator of which will be the Commencement Date CPI.  In the event that the CPI ceases to be published or available within 60 days prior to the effective date of any such increase in the throughput charge, then CRT may utilize any similar governmental price index for purposes of determining and computing any applicable increase in throughput charge.

In consideration of Capital Oversight, CRNF agrees to pay CRT an administrative charge equal to 5% - 10% (depending on the scope of the project) of the total cost of any future expansion or capital expenditures executed by CRNF on the Premises (each such project, a “Capital Project”), payable ratably over the course of the Capital Project, as mutually agreed upon by the Parties.

5.                                      Possession at Beginning of Term.  CRT will give possession of the Premises to CRNF as of the Commencement Date.

6.                                      Condition of Premises.

(a)                                 CRNF acknowledges that CRNF has inspected the Premises and, except as may be provided otherwise in this Agreement and without abrogating CRT’s obligations hereunder, CRNF accepts the Premises in its present condition.

(b)                                 Subject to CRNF’s rights pursuant to Section 24, at the end of the Term, except for damage caused by fire or other insured casualty, CRNF will at CRNF’s expense: (i) surrender the Premises in as good a condition as the permitted uses will have reasonably permitted, subject to normal wear and tear, and subject to all other obligations of CRNF in this Agreement; (ii) within six months following the end of the Term, remove all of CRNF’s property from the Premises; (iii) have promptly repaired any damage to the Premises caused by the removal of CRNF’s property; and (iv) leave the Premises free of trash and debris.

7.                                      Signs and Advertisements.  CRNF will be entitled to place and affix to the Premises and its property located thereon, reasonable signs and advertising as CRNF deems appropriate, so long as such signs comply with local ordinances.

8.                                      Utilities and Services.  CRT will pay for and provide all electricity, gas, water, telephone, and heating, ventilating and air conditioning services, used in commercially reasonable quantities by CRNF on the Premises.  CRT will also pay for and provide reasonable trash removal and other routine janitorial services for office space within the Premises.

9.                                      Alterations.  CRNF will not make any substantial alterations or additions in or to the Premises without the prior written consent of CRT, which consent may not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, CRT acknowledges and agrees that during the Term, CRNF may expand the UAN Terminal within the confines of the Premises, subject to such reasonable requirements, restrictions, and rules as CRT may designate from time to time for purposes of coordination of CRNF’s use with use by CRT and its employees, agents, contractors, and other invitees, or for purposes of safety, security, preservation of property, or compliance with laws or insurance requirements, as CRT may reasonably determine from time to time; provided, such requirements, restrictions and rules may not be unreasonably imposed.  The plans and design of any expansion of the UAN Terminal will be mutually agreed upon by the Parties.

10.                               Taxes and Special Assessments.  CRNF will pay all real estate and personal property taxes and special assessments imposed upon the Premises and the UAN Terminal during the Term.  To the extent such taxes and assessments cannot be separated from CRT’s adjacent and surrounding property, then CRT will pay such taxes and CRNF will reimburse CRT for its proportionate share as mutually agreed upon by the Parties.

11.                               Compliance with Laws.  Each of the Parties will comply with all laws, orders, ordinances and other public requirements now or hereafter affecting the Premises, the UAN Terminal or the use thereof, including without limitation ADA, OSHA and like requirements.

12.                               CRNF Environmental Liability.

(a)                                 CRNF will not store, use or dispose of any toxic or hazardous materials in, on or about the Premises in violation of any law.  CRNF, at its sole cost, will comply with all laws relating to CRNF’s storage, use and disposal of hazardous or toxic materials.  CRNF will be solely responsible for and will defend, indemnify and hold CRT, its affiliates and their respective employees and agents, harmless from and against all claims, costs and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with the removal, clean-up, remediation and restoration work and materials necessary to return the Premises, and any other property of whatever nature affected, to their condition existing prior to contamination by CRNF, if and as may be required by applicable laws or regulations.  CRNF’s obligations under this Section will survive any expiration or termination of this Agreement.

(b)                                 CRNF, at its sole cost, will comply with all laws relating to CRNF’s storage, unloading and loading of UAN on the Premises.  Subject to the indemnities provided in this Agreement, as between the Parties, CRNF will be solely responsible for and will defend, indemnify and hold CRT, its affiliates and their respective employees and agents, harmless from and against all third party claims, costs and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with any spill or release of UAN in, on, beneath or about the Premises, including the removal, clean-up, remediation and restoration work and materials necessary to return the Premises, and any other property of whatever nature affected, to their condition existing prior to such spill or release, if and as may be required by applicable laws or regulations.  CRNF’s obligations under this Section will survive any expiration or termination of this Agreement.

13.                               CRT Retained Environmental Liability.  CRT will be solely responsible for and will defend, indemnify and hold CRNF, its affiliates and their respective employees and agents, harmless from and against all claims, costs and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with, the presence of any toxic or hazardous materials in, on, beneath or about the Premises, at or prior to the commencement of the Term, or thereafter placed, released or discharged in, on, beneath or about the Premises by CRT or any of its affiliates (excluding CRNF) or their respective agents, employees, contractors, subcontractors and invitees.  CRT’s obligations under this Section will survive any expiration or termination of this Agreement.

14.                               CRT’s Right of Entry.  CRT or CRT’s agent may, after reasonable advance notice to CRNF, enter the Premises at reasonable hours to examine the same, to show the same to prospective lenders and purchasers, and to do anything CRT may be required to do hereunder or which CRT may deem reasonably necessary for the good of the Premises.

15.                               CRNF Default; CRT Remedies.  A default of this Agreement will occur upon any of the following events:

(a)                                 CRNF fails to pay any Fees or other sums payable hereunder within 10 days after written notice from CRT that the same has not been paid when due; or

(b)                                 CRNF fails to comply with any other provision, covenant, warranty or term of this Agreement, and such failure or noncompliance continues for a period of 30 days after written notice from CRT; provided that CRNF will not be in default if such failure or noncompliance cannot reasonably be cured within such 30 days, so long as CRNF in good faith commences such cure within such 30 days and completes the same within 90 days after such notice; or

(c)                                  CRNF is adjudged a bankrupt, or CRNF makes an assignment for the benefit of its creditors, or a receiver is appointed over any property of CRNF in or upon the Premises or for any part or all of CRNF’s property wherever located pursuant to any action, suit or proceeding and such assignment or receivership is not vacated or annulled within 60 days of such assignment or appointment of the receiver.

Upon the occurrence of any of the foregoing events of default by CRNF, CRT will have the right to reenter and repossess the Premises, and CRT will have full rights of use and enjoyment and will have the right to terminate this Agreement.  CRT will have the right to recover all Fees and other amounts accrued through the date of CRT’s reentry, including all reasonable costs of collection and reasonable attorneys’ fees incurred by CRT.

16.                               CRT Default; CRNF Remedies.

(a)                                 If CRNF believes that CRT has breached or failed to comply with any provision of this Agreement applicable to CRT, CRNF will give written notice to CRT describing the alleged breach or noncompliance.  CRT will not be deemed in default under this Agreement if CRT cures the breach or non-compliance within 30 days after receipt of CRNF’s notice or, if such failure or noncompliance cannot reasonably be cured within such 30 days, so long as CRT in good faith commences such cure within such 30 days and completes the same within 90 days after such notice

(b)                                 If CRT breaches or fails to comply with any provision of this Agreement applicable to CRT and such breach or noncompliance is not cured within the period of time described in Subparagraph (a) above, then CRNF may (i) terminate this Agreement; and/or (ii) incur any expense necessary to perform the obligation of CRT specified in such notice and set off any amount expended against the next payment of Fees coming due under this Agreement; and/or (iii) sue for injunctive relieve, specific performance and/or damages; and/or (iv) seek any other remedy available at law or in equity.

17.                               Damage by Casualty.  In the event of any fire or other casualty during the Term, then CRNF will determine, in its sole discretion, whether to proceed to repair and/or rebuild the damaged or destroyed UAN Terminal.  If CRNF decides not to repair and/or rebuild the damaged or destroyed UAN Terminal, then this Agreement will terminate as of the date of said fire or other casualty.  All proceeds of insurance will be disbursed to CRNF, other than any proceeds attributable to the Existing Improvements, which will be disbursed to CRT; provided, in the event of termination and in the event CRNF exercises its right to purchase the Premises pursuant to Section 24, then all of the proceeds will be disbursed to CRNF.

18.                               Eminent Domain.  If, at any time during the Term, there is a total taking or a constructive total taking of fee title to the Premises and improvements thereon in condemnation proceedings or by any right of eminent domain, this Agreement will terminate on the date of such taking and the Fees (if any are still owed) and other charges payable under this Agreement will be apportioned and paid to the date of such taking.  For the purposes of this Section, the term “a constructive total taking” means a taking of such scope that the portion of the Premises that was not taken is insufficient to permit restoration of the UAN Terminal to a meaningful use.  In the event of any such total taking or constructive total taking, the award or awards for such taking (the “Condemnation Proceeds”) will be distributed to CRT; provided that CRNF will be entitled to such portion of the Condemnation Proceeds that are specifically allocated to the UAN Terminal (other than the Existing Improvements) by the applicable government authority.  In the event of a taking that is less than a total taking or constructive total taking (a “Partial Taking”), this Agreement will not terminate or be affected in any way, except that the Fees and other charges payable under this Agreement will be apportioned in relation to the portion of the Premises and portion of the UAN Terminal taken, and the Condemnation Proceeds will be distributed to CRT; provided that CRNF will be entitled to such portion of the Condemnation Proceeds that are specifically allocated to the UAN Terminal (other than the Existing Improvements) by the applicable government authority.  In the event of a Partial Taking, CRNF, in its sole discretion and at its sole cost and expense, may restore, repair, replace or rebuild the taken portion of the UAN Terminal.

19.                               CRNF’s Insurance.

(a)                                 CRNF will maintain, at all times during the Term, commercial general liability insurance on ISO form CG 00 01 10 93 or an equivalent form covering liability from premises, operations, independent contractors, property damage, bodily injury, personal injury, products, completed operations and liability assumed under an insured contract, all on an occurrence basis, with limits of liability of not less than Two Million Dollars ($2,000,000) combined single limit.

(b)                                 CRNF will maintain, at all times during the Term, all risk or fire insurance (including standard extended endorsement perils, leakage from fire protective devices and other water damage) relating to the UAN Terminal (other than the Existing Improvements) in amounts which CRNF from time to time reasonably determines sufficient.

(c)                                  At all times during the Term, CRNF will furnish CRT with a certificate or certificates of insurance evidencing such insurance so maintained by CRNF and naming CRT and CRT’s mortgagees, if any, as additional insureds.

(d)                                 The Parties acknowledge and agree that the insurance required by this Agreement may be purchased and maintained jointly by the Parties or their affiliates.  If such insurance is purchased and maintained jointly and each Party is a named insured thereunder, then the requirements of Section 19(c), Section 20 and Section 21 will be deemed waived by the Parties.

20.                               CRT’s Insurance.  CRT will maintain, at all times during the Term, all risk or fire insurance relating to the Premises (but excluding the UAN Terminal other than the Existing Improvements) in amounts that CRT from time to time reasonably determines sufficient or CRT’s mortgagee requires.

21.                               Waiver of Subrogation.  As part of the consideration for this Agreement, each of the Parties hereby releases the other Party hereto from all liability for damage due to any act or neglect of the other Party (except as hereinafter provided) occasioned to property owned by said Parties which is or might be incident to or the result of a fire or any other casualty against loss for which either of the Parties is now carrying or hereafter may carry insurance; provided, however, that the releases herein contained will not apply to any loss or damage occasioned by intentional acts of either of the Parties hereto.  The Parties hereto further covenant that any insurance they obtain on their respective properties will contain an appropriate provision whereby the insurance company, or companies, consent to the mutual release of liability contained in this Section.

22.                               Indemnification.  Each of the Parties (each, an “Indemnitor”) will indemnify, defend and hold the other Party and its respective officers, directors, members, managers and employees (each, an “Indemnitee”) harmless from and against all liabilities, obligations, claims, losses, damages, penalties, deficiencies, causes of action, costs and expenses, including, without limitation, attorneys’ fees and expenses (collectively, “Losses”) imposed upon, incurred by or asserted against the person seeking indemnification that are caused by, are attributable to, result from or arise out of the breach of this Agreement by the Indemnitor or the negligence or willful misconduct of the Indemnitor, or of any officers, directors, members, managers, employees, agents, contractors and/or subcontractors acting for or on behalf of the Indemnitor.  Any indemnification obligation pursuant to this Section with respect to any particular Losses will be reduced by all amounts actually recovered by the Indemnitee from third parties, or from applicable insurance coverage, with respect to such Losses.  Upon making any payment to any Indemnitee, the Indemnitor will be subrogated to all rights of the Indemnitee against any third party in respect of the Losses to which such payment relates, and such Indemnitee will execute upon request all instruments reasonably necessary to evidence and perfect such subrogation rights.  If the Indemnitee receives any amounts from any third party or under applicable insurance coverage subsequent to an indemnification payment by the Indemnitor, then such Indemnitee will promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification payment up to the amount received by the Indemnitee, net of any expenses incurred by such Indemnitee in collecting such amount.

23.                               Indemnification Procedures.

(a)                                 Promptly after receipt by an Indemnitee of notice of the commencement of any action that may result in a claim for indemnification pursuant to Section 22, the Indemnitee will notify the Indemnitor in writing within 30 days thereafter; provided, however, that any omission to so notify the Indemnitor will not relieve it of any liability for indemnification hereunder as to the particular item for which indemnification may then be sought (except to the extent that the failure to give notice is materially prejudicial to the Indemnitor) nor from any other liability that it may have to any Indemnitee.  The Indemnitor will have the right to assume sole and exclusive control of the defense of any claim for indemnification pursuant to Section 22, including the choice and direction of any legal counsel.

(b)                                 An Indemnitee will have the right to engage separate legal counsel in any action as to which indemnification may be sought under any provision of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of such Indemnitee unless (i) the Indemnitor has agreed in writing to pay such fees and expenses, (ii) the Indemnitor has failed to assume the defense thereof and engage legal counsel within a reasonable period of time after being given the notice required above, or (iii) the Indemnitee is advised by its legal counsel that representation of such Indemnitee and other parties by the same legal counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same legal counsel has been proposed) due to actual or potential conflicts of interests between them.  It is understood, however, that to the extent more than one Indemnitee is entitled to engage separate legal counsel at the Indemnitor’s expense pursuant to clause (iii) above, the Indemnitor will, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Indemnitees having actual or potential conflicting interests with the Indemnitor, unless but only to the extent the Indemnitees have actual or potential conflicting interests with each other.

(c)                                  The Indemnitor will not be liable for any settlement of any action effected without its written consent, but if settled with such written consent, or if there is a final judgment against the Indemnitee in any such action, the Indemnitor agrees to indemnify and hold harmless the Indemnitee to the extent provided above from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

(d)                                 The provisions of Sections 22 and 23 will survive any expiration or termination of this Agreement.

24.                               Purchase Option / Right of First Refusal.

(a)                                 Upon the expiration or termination of this Agreement (other than a termination due to default by CRNF), CRNF may elect to purchase the Premises from CRT by providing written notice of its election with 60 days following such expiration or termination.  If CRNF elects to purchase the Premises, the Premises will be sold by CRT to CRNF free and clear of all liens, claims and encumbrances at a price mutually agreed upon by the Parties.  If the Parties are unable to reach agreement on the price for any such sale within 30 days of CRT’s receipt of written notice from CRNF exercising such purchase option, then the Parties will cause the Premises to be appraised by an independent appraiser mutually acceptable to the Parties.  The appraiser will be instructed to render an opinion as to the fair market value of the Premises, and such opinion will be binding on the Parties.  CRNF will pay CRT the fair market value of the Premises, as determined by the appraiser, and the Parties will take all other actions necessary to close the purchase within 30 days of receiving the appraiser’s report.  The costs and expenses of the appraiser will be shared equally by the Parties.

(b)                                 If, during the Term, CRT decides to sell all or any part of the Premises, then CRNF will have a right of first refusal to purchase the Premises being offered for sale by matching any bona fide offer to purchase received by CRT.  CRNF’s right of first refusal must be exercised within 60 days of CRNF’s receipt of notice from CRT of any bona fide offer to purchase, or else CRNF’s right of first refusal will be deemed to have been waived with respect to such offer to purchase (but not as to future offers to purchase received by CRT).  If any portion of the Premises is sold, CRNF’s right of first refusal will terminate and be of no further force or effect with respect to such portion of the Premises that is sold.

25.                               Assignment and Subletting.

(a)                                 Except as provided in subsection (b) below, CRNF may not assign, transfer or encumber this Agreement and may not sublease the Premises or any part thereof or allow any other person to be in possession thereof without the prior written consent of CRT, in each and every instance, which consent or consents will not be unreasonably withheld or delayed.

(b)                                 Notwithstanding anything to the contrary set forth herein, CRT’s consent will not be necessary if (i) a portion of the storage capacity of the UAN Terminal is subleased to CRNF’s customers, or (ii) assignment of all or any portion of this Agreement or the subletting of this Agreement is to any of the following: (A) the surviving entity in the event of the merger or consolidation of CRNF with another entity; (B) the purchaser of all or substantially all of CRNF’s assets or equity interests; or (C) any “Affiliates” of CRNF.  For purposes of this Section, Affiliates means, with respect to any Party, any persons or entities that own or control, are owned or controlled by, or are under common ownership or control with, such Party and such Party’s and each of such other person’s or entity’s respective officers, directors, shareholders, partners, venturers, members, managers, agents and employees.  For purposes of this definition of Affiliates, a Party is “owned” by anyone that owns more than 50% of the equity interests in such Party and a Party is “controlled” by anyone that owns sufficient voting interest to control the management decisions of such Party.  In addition, CRNF may assign this Agreement to CRNF’s lenders for collateral security purposes, provided that in the case of any such assignment each Party agrees (x) to cooperate with the lenders in connection with the execution and delivery of a customary form of lender consent to assignment of contract rights and (y) any delay or other inability of a Party to timely perform hereunder due to a restriction imposed under the applicable credit agreement or any collateral document in connection therewith will not constitute a breach hereunder.

(c)                                  Notwithstanding any permitted assignment or subletting, except for an assignment or subletting in accordance with (b)(ii) above, CRNF will at all times remain directly, primarily and fully responsible and liable for the payment of the Fees and any other amounts herein specified and for compliance with all of its other obligations under the terms and provisions of this Agreement.

26.                               Successors.  The provisions, covenants and conditions of this Agreement will bind and inure to the benefit of the legal representatives, heirs successors and permitted assigns of each of the Parties hereto, except that no assignment or subletting by CRNF without the written consent of CRT or as otherwise permitted by the terms of this Agreement will vest any rights in the assignee or subtenant of CRNF.  If CRT transfers its interest in the Premises during the Term, then CRT will assign to the transferee, and the transferee will assume, this Agreement and CRT’s obligations hereunder, subject to the prior written consent of CRNF, which consent will not be unreasonably withheld, conditioned or delayed.  If CRT transfers its interest in the Premises notwithstanding CRNF’s withholding of its consent, then CRT will remain liable to CRNF with respect to each and every obligation of CRT hereunder to the extent not performed by the transferee.

27.                               Quiet Possession.  CRT agrees, so long as CRNF fully complies with all of the terms, covenants and conditions herein contained on CRNF’s part to be kept and performed, CRNF will and may peaceably and quietly have, hold and enjoy the Premises for the Term, it being expressly understood and agreed that this covenant of quiet enjoyment will be binding upon CRT, its heirs, successors or assigns.  CRT and CRNF further covenant and represent that each has full right, title, power and authority to make, execute and deliver this Agreement.

28.                               Bankruptcy.  Neither this Agreement nor any interest therein nor any estate hereby created will pass to any trustee or receiver in bankruptcy or to any other receiver or assignee for the benefit of creditors by operation of law or otherwise during the Term.

29.                               Force Majeure.  Neither Party will be liable to the other for failure of or delay in performance hereunder (except for the payment of money) to the extent that the failure or delay is due to: war (whether declared or undeclared); fire, flood, lightning, earthquake, storm, tornado, or any other act of God; strikes, lockouts or other labor difficulties; unplanned plant outages; civil disturbances, riot, sabotage, terrorist act, accident, any official order or directive, including with respect to condemnation, or industry-wide requirement by any governmental authority or instrumentality thereof, which, in the reasonable judgment of the Party affected, interferes with such Party’s performance under this Agreement; any inability to secure necessary materials and/or services, including, but not limited to, inability to secure materials and/or services by reason of allocations promulgated by governmental agencies; or any other contingency beyond the reasonable control of the affected Party, which interferes with such Party’s performance under this Agreement (“Force Majeure”).  Performance under this Agreement will be suspended (except for the payment of money then due or to become due) during the period of Force Majeure to the extent made necessary by the Force Majeure.  No failure of or delay in performance pursuant to this Section will operate to extend the Term of this Agreement.  Performance under this Agreement will resume to the extent made possible by the end or amelioration of the Force Majeure event.

Upon the occurrence of any event of Force Majeure, the Party claiming Force Majeure will notify the other Party promptly in writing of such event and, to the extent possible, inform the other Party of the expected duration of the Force Majeure event and the performance to be affected by the event of Force Majeure under this Agreement.  Each Party will designate a person with the power to represent such Party with respect to the event of Force Majeure.  The Party claiming Force Majeure will use commercially reasonable efforts, in cooperation with the other Party and such Party’s designee, to diligently and expeditiously end or ameliorate the Force Majeure event.  In this regard, the Parties will confer and cooperate with one another in determining the most cost-effective and appropriate action to be taken.  If the Parties are unable to agree upon such determination, the matter will be determined by dispute resolution in accordance with Section 30.

30.                               Dispute.  The Parties will in good faith attempt to resolve promptly and amicably any dispute between the Parties arising out of or relating to this Agreement (each a “Dispute”) pursuant to this Section.  The Parties will first submit the Dispute to the supervisor of the UAN Terminal or such other person as is designated in writing by CRT (the “CRT Representative”) and the plant manager of CRNF or such other person as is designated in writing by CRNF (the “CRNF Representative”), who will then meet within 15 days to resolve the Dispute.  If the Dispute has not been resolved within 45 days after the submission of the Dispute to the CRT Representative and the CRNF Representative, the Dispute will be submitted to a mutually agreed non-binding mediation.  The costs and expenses of the mediator will be borne equally by the Parties, and the Parties will pay their own respective attorneys’ fees and other costs.  If the Dispute is not resolved by mediation within 90 days after the Dispute is first submitted to the CRT Representative and the CRNF Representative as provided above, then the Parties may exercise all available remedies.

31.                               Notices.  Any notice, request, correspondence, information, consent or other communication to any of the Parties required or permitted under this Agreement will be in writing (including facsimile), will be given by personal service or by facsimile, overnight courier service, or certified mail with postage prepaid, return receipt requested, and properly addressed to such Party and will be effective upon receipt.  For purposes hereof the proper address of the Parties will be the address stated beneath the corresponding Party’s name below, or at the most recent address given to the other Parties hereto by notice in accordance with this Section:

If to CRT, to:	With a copy to:

Coffeyville Resources Terminal, LLC 2277 Plaza Drive, Suite 500 Sugar Land, Texas 77479 Attention: Executive Vice President, Refining Operations Facsimile: (281) 207-3575	Edmund S. Gross, Senior Vice President and General Counsel CVR Energy, Inc. 10 E. Cambridge Circle, Ste. 250 Kansas City, Kansas 66103 Facsimile: (913) 982-5651

If to CRNF, to:	With a copy to:

Coffeyville Resources Nitrogen Fertilizers, LLC 2277 Plaza Drive, Suite 500 Sugar Land, Texas 77479 Attention: Chief Executive Officer Facsimile: (281) 207-3403	Edmund S. Gross, Senior Vice President and General Counsel CVR Energy, Inc. 10 E. Cambridge Circle, Ste. 250 Kansas City, Kansas 66103 Facsimile: (913) 982-5651

or such other address(es) as either Party designates by registered or certified mail addressed to the other Party.

32.                               Estoppel Certificates.  CRNF will at any time upon not less than 10 days prior written notice from CRT execute, acknowledge and deliver to CRT or to any lender of or purchaser from CRT a statement in writing certifying that this Agreement is unmodified and in full force and effect (or if modified stating the nature of such modification) and the date to which the Fees and other charges are paid in advance, if any, and acknowledging that there are not, to CRNF’s knowledge, any uncured defaults on the part of CRT or specifying such defaults if any are claimed.  Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises.

33.                               Waiver.  The rights and remedies of CRT and CRNF under this Agreement, as well as those provided or accorded by law, are cumulative, and not exclusive of any other rights or remedies hereunder or allowed by law.  A waiver by CRT or CRNF of any breach or breaches, default or defaults of the other Party hereunder will not be deemed or construed to be a continuing waiver of such breach or default nor as a waiver of or permission, expressed or implied, for any subsequent breach or default, and it is agreed that the acceptance by CRT of any Fees or other amounts due hereunder subsequent to the date the same should have been paid hereunder, will in no manner alter or affect the covenant and obligation of CRNF to pay any subsequent amounts promptly upon the due date thereof.  No receipt of money by CRT after the termination of this Agreement will in any way reinstate, continue or extend the Term.

34.                               Governing Law and Venue.  THIS LEASE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SAID STATE.  THE PARTIES AGREE THAT ANY ACTION BROUGHT IN CONNECTION WITH THIS LEASE MAY BE MAINTAINED IN ANY COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF KANSAS, AND EACH PARTY AGREES TO SUBMIT PERSONALLY TO THE JURISDICTION OF ANY SUCH COURT AND HEREBY WAIVES THE DEFENSES OF FORUM NON-CONVENIENS OR IMPROPER VENUE WITH RESPECT TO ANY ACTION BROUGHT IN ANY SUCH COURT IN CONNECTION WITH THIS LEASE.

35.                               Headings.  The headings used in this Agreement are for convenience only and will not constitute a part of this Agreement.

36.                               Amendments.  This Agreement may not be amended, modified or waived except by a writing signed by all Parties to this Agreement that specifically references this Agreement and specifically provides for an amendment, modification or waiver of this Agreement.

37.                               Construction and Severability. Every covenant, term and provision of this Agreement will be construed simply according to its fair meaning and in accordance with industry standards and not strictly for or against either Party.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity will not affect the validity or legality of the remainder of this Agreement.

38.                               Third-Party Beneficiaries. Except as expressly provided herein, none of the provisions of this Agreement are intended for the benefit of any person except the Parties and their respective successors and permitted assigns.

39.                               Entire Agreement.  This Agreement, including all Exhibits hereto, constitutes the entire, integrated agreement between the Parties regarding the subject matter hereof and supersedes any and all prior and contemporaneous agreements, representations and understandings of the Parties, whether written or oral, regarding the subject matter hereof.

40.                               Multiple Counterparts.  This Agreement may be executed in multiple counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

41.                               Memorandum.  The Parties agree to execute, acknowledge and deliver to the others a memorandum of lease and operating agreement (or an amendment thereto) reasonably approved by all, which the Parties may subsequently record in the Register of Deeds office for Phillips County, Kansas.

[signature page follows]

Signature Page

To

Lease and Operating Agreement

The Parties have caused this Agreement to be executed as of the date first above written.

COFFEYVILLE RESOURCES TERMINAL, LLC		COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC

By:	/s/ Robert W. Haugen	By:	/s/ Byron R. Kelley
Name:	Robert W. Haugen	Name:	Byron R. Kelley
Title:	Executive Vice President, Refining Operations	Title:	Chief Executive Officer and President

EXHIBIT A

Premises

(see attached)

A-1